INTERNATIONAL BATTERY METALS LTD

FIRST AMENDMENT TO RESTRICTED SHARE UNIT AGREEMENT

This FIRST AMENDMENT TO RESTRICTED SHARE UNIT AGREEMENT (this “Amendment”) is made by and between International Battery Metals Ltd. (the “Company”), a corporation existing under the Business Corporations Act (British Columbia), and James Garrett Galloway (the “Participant”), effective as of March 9, 2026.

WHEREAS, the Company and the Participant entered into that certain Restricted Share Unit Agreement, effective as of June 2, 2025 (the “RSU Agreement”), pursuant to which the Participant was awarded 1,200,000 Restricted Share Units (“RSUs”);

WHEREAS, Schedule A to the RSU Agreement provides that 400,000 of the Restricted Share Units are time-based and scheduled to vest in full on May 5, 2026, the first anniversary of the date of the Participant’s Employment Agreement dated May 5, 2025;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”), by Unanimous Written Consent dated March 6, 2026, approved an amendment to the RSU Agreement to change the vesting date of such 400,000 time-based Restricted Share Units from May 5, 2026 to June 15, 2026, for compensation and retention purposes and to ensure that the Restricted Share Units vest during an open window pursuant to the Company’s Insider Trading Policy;

WHEREAS, the Company is now registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and common shares issued upon the vesting of the RSUs maybe resold subject only to Rule 144 of the Exchange Act for control securities to the extent that the Participant is deemed an “Affiliate” as defined in the Exchange Act and therefore the parties wish to amend the default provisions in the case of a vesting; and

WHEREAS, the Company and the Participant desire to amend the RSU Agreement to reflect the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Section 3.2

The last paragraph of Section 3.2 is hereby deleted and restated in its entirety as follows:

Unless the Participant makes a tax withholding election (i) in the case of a vesting pursuant to Section 2.2(a), prior to the fifth (5th) business day preceding the vesting date, (ii) in the case of a vesting pursuant to Section 2.3(b), prior to the tenth (10th) day after Company has notified Participant that the Restricted Share Units shall vest pursuant to Section 2.3(b)

(including the date of such vesting), or (iii) in the case of a vesting pursuant to Section 2.3(a), prior to the earlier of (A) the fifth (5th) business day preceding the vesting date or (B) the tenth (10th) day after the Company has notified Participant that the Restricted Share Units shall vest pursuant to Section 2.3(a), the Company will automatically satisfy the tax withholding obligation, if any, through a “cashless exercise” arrangement as set forth in option (3) above. Additionally, if the Participant does not deliver the cash, check or shares set forth in options (1) or (4), or such cash, check or shares are in an amount less than the full amount of the withholding due, the Company is authorized to deduct from any amounts payable to the Participant, either compensation, proceeds from the sale, or otherwise, any taxes required to be withheld with respect to the Restricted Share Units. It is intended that the terms of this award of Restricted Share Units will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Agreement shall be construed, interpreted, operated, and administered consistent with that intent.

2. Amendment to Schedule A. Schedule A to the RSU Agreement is hereby amended and restated in its entirety as follows:

Grant of RSUs	Vesting Schedule
400,000	Vest in full on June 15, 2026, subject to the Participant’s continuous employment through such vesting date.
800,000

Vest in full on the date that the Company completes the building and deployment (with secured financing) of two additional Direct Lithium Extraction (“DLE”) plants in addition to the existing DLE plant, subject to the Participant’s continuous employment through such vesting date.

2. No Other Changes. Except as expressly modified by this Amendment, the RSU Agreement shall remain in full force and effect in accordance with its terms. In the event of any conflict between this Amendment and the RSU Agreement, this Amendment shall control.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in the Province of British Columbia, consistent with Section 4.7 of the RSU Agreement.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

[Signature page follows]

INTERNATIONAL BATTERY METALS LTD.

By: /s/ Joseph A. Mills

Name: Joseph A. Mills

Title: Chief Executive Officer

PARTICIPANT

By: /s/ James Garrett Galloway

Name: James Garrett Galloway

Title: Senior Vice President of Corporate Development